Exhibit 10.20

Shanghai Bank RMB Unit entrusted loan Contract

(Contract No. :  [●])

Appointment: Chongqing Puluosi Microfinance Co. Ltd.

Address: 19 Yinglong Avenue, Longxin Town, Yubei District, Chongqing City.

Legal representative: Bainian Chen

Loaner: Shanghai Banking Co., Ltd. Jiading Branch

Address:388 Tacheng Road, Jiading District, Shanghai City.

Legal representative: Yuelin Bu

Borrower: Chongqing Penglin Food Co. Ltd.

Address: 128 Xinyuan Road, Zhenxi Town, Beiling District, Chongqing City

Legal representative: Zeshu Dai

I.	Loan:

1.	Type: Unit entrusted loan

2.	Purpose: payment to suppliers

3.	Currency: RMB.

4.	Amount: ¥10,000,000

5.	Term: short term

6.	Period: 6 months, from July 4, 2017 to January 3, 2018

7.	Withdrawal plan: One-time withdrawal

8.	Repayment plan: One-time repayment due

II.	Loan interest rate, interest calculation and interest settlement:

1.	Loan interest rate: Fixed rate, Annual interest rate is 10%. (Daily interest rate=Annual interest rate/360)

2.	Penalty interest rate:

If Borrower does not repay the loan on time, Penalty interest rate is the loan interest plus 30bp.

If the loan is used in violation of the purpose of this contract, the penalty interest will be increased 50bp of the loan interest under this contract.

3.	Loan Interest shall be settled monthly on the 20th day of each month.

Ⅲ. Loan Service fees

1.	One-time charge of 1% of loan amount during the first withdrawal.

Ⅳ. Delivery address

1.	Writing Contract should be delivered to parties at the address specified in this contract

Appointment: /s/ Chongqing Puluosi Microfinance Co. Ltd.

Loaner: /s/ Shanghai Bank

Borrower: /s/ Chongqing Penglin Food Co. Ltd.

Execution date: